Exhibit 99.1

     FOR IMMEDIATE RELEASE

     Contact:
     Michael O. Aldridge
     V. P.- Corporate Communications                    [LOGO]
     8440 Jefferson Highway, Suite 420
     Baton Rouge, LA  70809
     (504) 927-1450

================================================================================


                      OCEAN ENERGY JOINS SHELL OFFSHORE IN
                       GULF OF MEXICO EXPLORATION ALLIANCE

March 3, 1998

Baton Rouge, LA - Ocean Energy, Inc. ("OEI") announced today that it is expanding its aggressive exploration program through an exclusive Gulf of Mexico Exploration Alliance with Shell Offshore Inc. ("SOI"). The Alliance calls for 25 initial exploratory prospects, all delineated by 3-D seismic, to be drilled on over 141,000 gross acres across the Gulf of Mexico shelf. Under the terms of the agreement, OEI will participate for 25% of SOI's working interest in 25 prospects in the Outer Continental Shelf and state waters located off the coast of Louisiana and Texas in water depths up to 1,300 feet. Ocean and Shell, two of the top three most active Gulf of Mexico operators in drilling activity in 1997, plan to coordinate their rig fleets to achieve greater efficiency and economies of scale.

Ocean anticipates the two companies will drill in excess of 50 exploratory wells together over the next 3 years through the combination of the Gulf of Mexico Exploration Alliance, Delta Exploratory Joint Venture and South Pass Alliance. Ocean Energy intends to fund its share of expenditures associated with the new Alliance from its announced 1998 capital budget.

James C. Flores, Chairman, President and CEO, stated "This Gulf of Mexico Exploration Alliance with Shell marks the third important business transaction between the two companies within the past 12 months and collectively will expose the companies to significant opportunities for new discoveries through drilling on over 300,000 gross acres across the Gulf beginning in 1998. We are particularly pleased to partner with Shell which is one of the proven industry leaders and low cost finders of oil and gas in the Gulf through its application of dynamic seismic and drilling technology. Working closely with Shell, we plan to maximize value through the exploration and development of these new opportunities."



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David T. Lawrence,  Exploration  and Development  Manager,  Shell Offshore Inc.,
stated "We look forward to continuing our partnership with Ocean Energy in this new venture. Our combined efforts will accelerate value creation from our large inventory of high quality prospects on the Shelf, while helping us to better manage our cost structure."

Certain statements in this news release regarding future expectations, plans for acquisitions, dispositions, and oil and gas exploration, development, production and pricing may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's SEC filings, including the Annual Report on Form 10-K for the year ended December 31, 1997. Actual results may vary materially.

Ocean Energy, Inc. is an independent energy company engaged in the exploration, development, production, and acquisition of crude oil and natural gas. OEI's common stock is traded on the New York Stock Exchange under the symbol "OEI."

For further information, please contact Investor Relations at (504) 928-6222 or mail requests to 8440 Jefferson Highway, Suite 420, Baton Rouge, LA 70809.

Additional information on Ocean Energy, Inc. is available on the Internet at www.oceanenergy.com.

Shell Offshore Inc. is an exploration and production affiliate of Shell Oil Company, the U. S. domestic operating company of the Royal/Dutch Shell Group.

SOI's Public Affairs Manager is Mr. B. R. Vehnekamp (504) 728-4604.


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